Exhibit 4.2

POET TECHNOLOGIES INC. (the “Company”)

Suite 1107, 120 Eglinton Avenue East, Toronto, Ontario, Canada M4P 1E2

Facsimile: (416) 322-5075        Telephone: (416) 368-9411

INFORMATION CIRCULAR

(As at May 24, 2016 except as indicated)

The Company is providing this Information Circular in connection with the solicitation of proxies by the management (“Management”) of the Company for use at the annual general meeting (the "Meeting") of the shareholders of the Company to be held at 10:00 a.m. (PDT) on July 7, 2016 and for the purposes set forth in the Notice of Annual General Meeting. It is expected that the solicitation of proxies will be primarily by mail or by “Notice and Access” to electronic materials available on the internet; however, proxies may also be solicited by directors, officers and certain employees of the Company, without receiving special compensation, by telephone, facsimile (“fax”) or by other personal contact. The cost of solicitation of proxies by Management will be borne by the Company.

The Company may pay the reasonable costs incurred by persons who are shareholders but not the beneficial owners of common shares of the Company (“Shares”) (such as brokers, dealers and other registrants under applicable securities law and nominees and custodians) in sending or delivering copies of the Notice of Meeting, the Management Information Circular, the form of proxy (the “Proxy”) and/or the voting instruction form (the “VIF”) to the beneficial owners. However any such payments must be pre- approved by the Company. The Company will furnish to such persons, upon request to the Secretary of the Company, and without additional cost, additional copies of the Notice of Meeting, the Management Information Circular, and the Proxy and/or the VIF.

NOTICE AND ACCESS

In accordance with the Notice and Access rules adopted by the Ontario Securities Commission under NI 54-101, the Company is sending its proxy-related materials (the “Proxy Materials”) to shareholders using the Notice and Access method. Therefore, although shareholders will still receive the Proxy and/or VIF in paper copy, the additional Proxy Materials, including this Management Information Circular, the Notice of Meeting, the Annual Report (containing the annual audited consolidated financial statements and related MD&A) will not be physically delivered. Instead, shareholders may access or download the Proxy Materials from the Company's website at www.poet-technologies.com/agm or may also access them from SEDAR at www.sedar.com under the Company's filed documents. The Company believes that this delivery method will expedite the receipt of the Proxy Materials by shareholders, reduce its printing and mailing expenses and reduce the environmental impact of disposing of the Proxy Materials after they are no longer useful.

Registered holders or beneficial owners may request paper copies of the Notice and Management Information Circular booklet be sent to them by postal delivery at no cost to them. Requests may be made up to one year from the date the Proxy Materials are posted on the Company's website. In order to receive a paper copy of the Proxy Materials or if you have questions concerning Notice and Access, please contact the Secretary of the Company, by telephone at 416-862-7330 or by e-mail at agm@poet- technologies.com or call the Company’s registrar and transfer agent, TMX Equity Transfer Services Inc. (“TMX Equity”) at 1-866-393-4891.

The purpose of the Proxy and/or VIF which were mailed to shareholders is to designate persons who will vote the Proxy on a shareholder’s behalf in accordance with the instructions given by the shareholder in the said form.

VOTING PROCESS – REGISTERED SHAREHOLDERS

Appointment of Proxies

The persons named in the Proxy are officers and/or directors of the Company (the “Management Proxyholders”). A registered shareholder can appoint a person other than the Management Proxyholders,

who need not be a shareholder, to represent him or her at the Meeting by inserting such person’s name in the blank space provided in the Proxy or by completing another form of proxy.

A registered shareholder appointing a proxyholder may indicate the manner in which the appointed proxyholder can vote with respect to any specific item by checking the space opposite the item on the Proxy. If the shareholder giving the Proxy wishes to confer a discretionary authority with respect to any item of business, then the space opposite the item should be left blank. The Shares represented by the Proxy submitted by a shareholder will be voted or withheld from voting in accordance with the directions, if any, given in the Proxy.

If a shareholder does not specify a choice and the shareholder has appointed one of the Management Proxyholders as proxyholder, the Management Proxyholders will vote in favour of the matters specified in the Notice of Meeting and in favour of all other matters proposed by Management at the Meeting.

Voting Shares by Proxy

Registered shareholders at the close of business on May 27, 2016 may vote their proxies as follows:

Internet voting: Go to the website indicated on the Proxy (http://www.voteproxyonline.com) and follow the instructions on the screen. To appoint a proxyholder, other than Management Proxyholders, to represent you at the Meeting, inserting such person’s name in the blank space provided on the online Proxy. Then complete your voting instructions and submit the form. The time and date submitted will automatically be recorded.

Voting by mail or fax: Complete the Proxy in a legible manner. To appoint a proxyholder, other than the Management Proxyholders, to represent you at the Meeting, insert such person’s name in the blank space provided in the Proxy. Complete your voting instructions by checking the appropriate boxes on the Proxy, date and sign the form. You may either send the completed Proxy to TMX Equity by mail or by fax. Do not send by both methods. The address is Suite 300, 200 University Avenue, Toronto, Ontario M5H 4H1 and the fax number is 416-595-9593.

Deadline for Receipt of Proxies

The deadline for receiving duly completed and executed forms of proxy or submitting your proxy by fax or over the internet is 1:00 p.m. (EDT) on May 27, 2016, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned or postponed Meeting. A registered shareholder attending the Meeting has the right to vote in person, but he must, before the start of the Meeting, register with the scrutineer of the Meeting. If he had previously submitted a Proxy, he must specifically request that his proxy be nullified with respect to the matters and any subsequent matters thereafter to be voted upon at the Meeting or any adjournment or postponement thereof, thereby permitting him to vote in person. Notwithstanding the foregoing, the Chair of the Meeting has the sole discretion to accept proxies received after such deadline but is under no obligation to do so.

Revocation of Proxies

A proxy submitted pursuant to this solicitation may be revoked in any manner permitted by law and by written notice, signed by the shareholder or by the shareholder’s attorney authorized in writing (or, if the shareholder is a corporation, by a duly authorized officer or attorney), and deposited with the Company’s transfer agent, TMX Equity, Suite 300, 200 University Avenue, Toronto, Ontario M5H 4H1, at any time up to and including the last business day preceding the date of the Meeting, or any adjournment or postponement thereof, at which the proxy is to be used.

A proxy submitted pursuant to this solicitation may also be revoked prior to the commencement of voting by attending the Meeting in person and registering with the scrutineer as a registered shareholder personally present and requesting to nullify his proxy to allow him to vote in person.

A revocation of proxy does not affect any matter on which a vote has been taken before the revocation.

Exercise of Discretion by Proxies

The persons named in the enclosed Proxy will vote the Shares in respect of which they are appointed in accordance with the direction of the shareholders appointing them. In the absence of such direction, the relevant Shares will be voted in favour of the passing of all the resolutions described below.

The enclosed Proxy confers discretionary authority on the persons named in the Proxy with respect to amendments or variations to matters identified in the Notice of Meeting and with respect to other matters which may properly come before the Meeting. At the time of printing of this Circular, Management knows of no such amendments, variations or other matters to come before the Meeting. However, if amendments or variations to any other matters which are not now known to Management should properly come before the Meeting, the Proxy will be voted on such matters in accordance with the best judgment of the named proxyholder.

VOTING PROCESS – NON-REGISTERED SHAREHOLDERS

Only registered shareholders of the Company or the persons they appoint as their proxyholders are permitted to vote at the Meeting. Many shareholders of the Company are referred to as “non-registered” shareholders (“Non-Registered Shareholders”) because the Shares they own are not registered in their names but are instead registered in the name of the brokerage firm, bank or trust company through which they purchased the Shares. Shares held by brokers or their agents or nominees can only be voted (for or against resolutions) upon the instructions of the Non-Registered Shareholder. Without specific instructions, a broker and its agents and nominees are prohibited from voting Shares for their clients. Therefore, Non-Registered Shareholders should ensure that instructions respecting the voting of their Shares are communicated to the appropriate person or that the Shares are duly registered in their name.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Non- Registered Shareholders in advance of shareholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own forms and voting instructions to clients, which should be carefully followed by Non-Registered Shareholders in order to ensure that their Shares are voted at the Meeting. Shares beneficially owned by a Non-Registered Shareholder are registered either:

i)	in the name of an intermediary (“Intermediary”) that the Non-Registered Shareholder deals with in respect of the Shares of the Company (Intermediaries include, amongst others, banks, trust companies, securities dealers or brokers, and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans); or

ii)	in the name of a clearing agency (such as CDS Clearing and Depository Services Inc. in Canada or The Depository Trust & Clearing Corporation in the United States) of which the Intermediary is a participant.

Unless you have previously informed your Intermediary/broker that you do not wish to receive material relating to the Meeting, you should have received a Proxy or a VIF. In either case you have the right to exercise voting rights attached to the Company’s Shares beneficially owned by you, including the right to attend and vote the Shares directly at the Meeting, assuming that you follow the instructions contained in the said Proxy or VIF.

The documents that you receive and from whom you receive them will vary depending upon whether you are a "non-objecting beneficial owner" ("NOBO") residing in Canada, which means you have provided instructions to your Intermediary that you do not object to the disclosure of the beneficial ownership information about you to the Company, or an "objecting beneficial owner" ("OBO") residing in Canada, which means that you have objected to the disclosure of such beneficial ownership information about you to the Company, or a non-registered shareholder residing outside of Canada (the “Other Non-Registered Shareholders”).

NOBO Shareholders

TMX Equity is handling the mailing to NOBO’s in addition to mailing to the Registered Shareholders. All NOBO Shareholders of the Company will receive a VIF from TMX Equity.

If you are a NOBO shareholder of the Company, and TMX Equity has sent a VIF directly to you, your name and address and information about your holdings of Shares of the Company have been obtained in accordance with applicable securities regulatory requirements from the intermediary/broker holding Shares on your behalf. By choosing to send the VIF to you directly, the Company has assumed responsibility for (i) delivering the VIF to you, and (ii) executing your proper voting instructions.

Therefore a NOBO Shareholder of the Company can vote the Shares represented by his VIF in a similar manner as registered shareholders. The process to vote a VIF or to appoint a proxyholder are the same as that described under “Voting Process – Registered Shareholders”, except that:

•	the form received by him is a VIF instead of a Proxy; and

•	a NOBO shareholder cannot attend the Meeting to vote in person unless, at least 48 hours (excluding Saturdays, Sundays and holidays) before the Meeting, he appoints himself as a proxyholder according to the instructions provided on the VIF and registers with the scrutineer upon arriving at the Meeting.

OBO Shareholders

In accordance with applicable securities law requirements, the Company will upon request distribute copies of the Proxy Materials to the clearing agencies and intermediaries for distribution to OBO Shareholders and to the Other Non-Registered Shareholders. Intermediaries are required to forward the Proxy Materials to Non-Registered Shareholders unless a Non-Registered Shareholder has waived the right to receive them. Intermediaries often use service companies to forward the Proxy Materials to Non- Registered Shareholders. Generally, Non-Registered Shareholders who have not waived the right to receive Proxy Materials will either:

•	be given a VIF which is not signed by the Intermediary and which, when properly completed and signed by the Non-Registered Shareholder and returned to the Intermediary or its service company, will constitute voting instructions which the Intermediary must follow. Typically, this VIF will consist of a one page pre-printed form; or

•	be given a Proxy which has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of Shares beneficially owned by the OBO shareholder but which is otherwise not completed by the Intermediary. Because the Intermediary has already signed the Proxy, the signature of the OBO shareholder is not required when submitting the Proxy.

In either case, the purpose of these procedures is to permit Non-Registered Shareholders to direct the voting of the Shares of the Company that they beneficially own. Since only registered shareholders and their proxyholders may attend and vote at the Meeting, if a Non-Registered Shareholder attends the Meeting, the Company will have no record of the Non-Registered Shareholder’s shareholding or of his/her or its entitlement to vote unless the Non-Registered Shareholder’s nominee has appointed the Non- Registered Shareholder as proxyholder. Therefore, a Non-Registered Shareholder who receives one of the above forms and wishes to vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Shareholder), the Non-Registered Shareholder should insert the Non- Registered Shareholder’s name or such other person’s name in the blank space provided, and depending on the design of the VIF, may need to strike out the names of the Management Proxyholders listed therein. The voting instructions given to the Non-Registered Shareholder, may provide for voting by telephone, on the Internet, by mail or by fax. In either case, Non-Registered Shareholders should carefully follow the instructions of their Intermediary, including those regarding when and where the Proxy or VIF is to be delivered.

A Non-Registered Shareholder, who has submitted a Proxy, may revoke it by contacting the Intermediary through which the Non-Registered Shareholder’s Shares are held and following the instructions of the Intermediary respecting the revocation of proxies. This procedure should be initiated sufficiently in advance of the Meeting to ensure there is sufficient time to implement your instructions.

In all cases it is important that the Proxy or VIF be received by the Intermediary or its agent sufficiently in advance of the deadline set forth in the Notice of Meeting to enable the Intermediary or its agent to provide voting instructions on your behalf before the deadline.

Failing to follow the proper voting instructions described in the VIF may invalidate your vote and/or not allow you attend and vote in person at the Meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

The Company is authorized to issue unlimited Shares without par value, of which 217,758,337 shares are issued and outstanding as at May 24, 2016. The Company has fixed the close of business on May 27, 2016 as the record date (the “Record Date”) for the purpose of determining shareholders entitled to receive notice of and vote at the Meeting. In accordance with the provisions of the Business Corporations Act (Ontario), the Company has prepared a list of shareholders on the Record Date. Each shareholder is entitled to one vote for each share held in respect to each matter to be voted at the Meeting. Only shareholders of record on the Record Date are entitled to vote at the Meeting.

To the knowledge of the directors and officers of the Company, no person beneficially owns, directly or indirectly, or controls or directs shares carrying 10% or more of the voting rights attached to all shares of the Company.

ELECTION OF DIRECTORS

The directors of the Company are elected at each annual general meeting and hold office until the next annual general meeting or until their successors are appointed. In the absence of instructions to the contrary, the enclosed Proxy will be voted for the nominees herein listed.

The Company is required to have an audit committee. Members of the audit committee and other committees of the Board of Directors of the Company (the “Board”) are as set out in the table below.

The number of directors of the Company to be elected at the Meeting is seven. Management of the Company proposes to nominate each of the following persons for election as a director. Information concerning such persons, as furnished by the individual nominees, is as follows:

Name, Jurisdiction of Residence and Position	Principal Occupation or employment and, if not a previously elected Director, occupation during the past 5 years	Date First Elected or Appointed as a Director	Number of Common Shares beneficially owned, directly or indirectly, or controlled or directed (4)
Todd A. DeBonis (2) Aptos, CA, USA	President and CEO of Pixelworks, Inc. (NASDAQ: PXLW) since January 2016; Vice President of Global Sales and Strategic Development at TriQuint Semiconductor from April 2004 to February 2015.	April 7, 2015	nil
David E. Lazovsky (1) Los Gatos, CA, USA	President and Chief Executive Officer of Intermolecular (NASDAQ: IMI) from September 2004 to October 2014.	April 7, 2015	nil
Ajit Manocha (2)(3) Los Gatos,CA, USA

Executive Co-Chairman of the Company since November 17, 2014; Executive Vice-Chairman from July 7 to November 17, 2014; Chief Executive Officer of Global Foundries from June 2011 to Jan. 2014, from March 2009 to May2011, he served on the boards of Maskless Lithography, SVTC Technologies and Signet Solar and was advisor to Philips Lumileds, ASE, SOITEC and ATIC.

		July 7, 2014	nil
John F. O’Donnell (2) (3) Toronto, ON, Canada	Independent lawyer practising in Toronto, Ontario since 1973 (currently counsel to Stikeman Keeley Spiegel Pasternack LLP).	February 14, 2012	30,000
Chris Tsiofas (1) (2) (3) Toronto, ON, Canada	Partner with Chartered Accountancy firm of Myers Tsiofas Norheim LLP since 1994.	August 21, 2012	25,000

Name, Jurisdiction of Residence and Position	Principal Occupation or employment and, if not a previously elected Director, occupation during the past 5 years	Date First Elected or Appointed as a Director	Number of Common Shares beneficially owned, directly or indirectly, or controlled or directed (4)
Suresh Venkatesan Los Gatos, CA, U.S.A.	CEO of the Company since June 11, 2015. Previously, Senior Vice President, Technology Department at Global Foundries	June 11, 2015	40,000
Mohandas Warrior (1) Palo Alto, CA, U.S.A.	President and Chief Executive Officer of Alfalight Inc.since February 2004.	June 15, 2015	nil

(1)    Current Member of the Audit Committee.

(2)    Current Member of Compensation Committee.

(3)    Current Member of Corporate Governance and Nominating Committee.

(4)    Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, as at May 24, 2016, based upon information filed on SEDI by the individual directors or furnished to the Company by them. Unless otherwise indicated, such shares are held directly.

The following briefly describes the qualification and experience of the nominees to the Board:

Todd A. DeBonis – Mr. DeBonis is a veteran semiconductor executive with over 27 years of expertise in sales, marketing and corporate development. He is currently President and CEO of Pixelworks, Inc., having joined the company in January 2016. For the last decade prior to that, Mr. DeBonis was the Vice President of Global Sales and Strategic Development at TriQuint Semiconductor, Inc. Mr. DeBonis played an integral part in the recent merger with RF Micro Devices, Inc. and subsequent creation of Qorvo, Inc. (NASDAQ: QRVO). Mr. DeBonis previously held the position of Vice President, Worldwide Sales and Marketing at Centillium Communications. Mr. DeBonis also served as the Vice President, Worldwide Sales for Ishoni Networks and Vice President, Sales & Marketing for the Communications Division of Infineon Technologies North America. Mr. DeBonis has a B.S. degree in Electrical Engineering from the University of Nevada.

David E. Lazovsky – Mr. Lazovsky is the founder of Intermolecular, Inc. (NASDAQ: IMI) and served as the Company's President and Chief Executive Officer and as a member of the Board of Directors from September 2004 to October 2014. Mr. Lazovsky has an in-depth knowledge of the semiconductor industry, technology and markets. Prior to founding Intermolecular, Mr. Lazovsky held several senior management positions at Applied Materials Inc. (NASDAQ: AMAT). From 1996 through August 2004, Mr. Lazovsky held management positions in the Metal Deposition and Thin Films Product Business Group where he was responsible for managing more than $1 billion in Applied Materials' semiconductor manufacturing equipment business. From 2003 until 2004, Mr. Lazovsky managed key strategic accounts in Business Management where he worked closely with leading integrated circuit manufacturers to ensure Applied Materials was developing and providing cutting-edge technology solutions. From 2002 until 2003, Mr. Lazovsky served as the Technology Program Manager for the Endura 2 Platform, Applied Materials' flagship 300mm metal deposition platform. From 2000 until 2002, Mr. Lazovsky was based in Grenoble, France and served as Director of Business Management for the European region in the Metal Deposition Product Business Group. Previously, Mr. Lazovsky served as a Business Manager from 1997 to 2000, Account Product Manager from 1995 to 1997. Mr. Lazovsky holds a B.S. in mechanical engineering from Ohio University and, as of March 31, 2014, held 41 pending or issued U.S. patents.

Ajit Manocha – Mr. Manocha has over 35 years of experience in the semiconductor industry with deep knowledge of semiconductor technology and operations. He has worked in all aspects of the business including research, applied development, manufacturing, worldwide sales, global supply chain and IT, and his most recent role was as CEO of GlobalFoundries from June 2011 to January 2014. He has a wealth of experience by working in companies like AT&T, Bell Labs/Microelectronics, Philips Semiconductors (now known as NXP), Spansion, and GlobalFoundries. He has managed at various executive levels and successfully led organizations of various sizes ranging from very small organizations with fewer than 15 people to very large organizations with well over 25,000 people. He has also served on various boards as director and chairman. He is currently representing GlobalFoundries on the

Semiconductor Industry Association Board and is also serving on the U.S. Presidential Committee for Advanced Manufacturing Partnership.

John F. O’Donnell – Mr. O’Donnell has a BA (Economics) and an LLB. He has practiced law in the City of Toronto since 1973 and has been on the Board of Directors of the Company since February 2012. He is currently counsel to Stikeman Keeley Spiegel Pasternack LLP. His practice is primarily in the field of corporate and securities law and, as such, he is and has been counsel to several publicly traded companies. Mr. O’Donnell is currently also Chairman of the Board of Montana Gold Mining Company Inc. (CSE: MGM).

Chris Tsiofas – Mr. Tsiofas is a Chartered Accountant (CA) and a Chartered Professional Accountant (CPA). He earned a Bachelor of Commerce Degree from the University of Toronto in 1991 and has been a member of the Institute of Chartered Accountants of Ontario since 1993. He has been on the Board of Directors since August 2012. He is a partner with the Toronto Chartered Accountancy firm of Myers Tsiofas Norheim LLP, a position he has held since 1994.

Dr. Suresh Venkatesan – Dr. Venkatesan was most recently Senior Vice-President, Technology Development at Global Foundries and was responsible for the Company’s Technology Research and Development. Dr. Venkatesan joined Global Foundries in 2009, where he led the development and ramp up of the 28nm node and was instrumental in the technology transfer and qualification of 14nm. In addition, he was responsible for the qualification and ramp up of multiple mainstream value added technology nodes.

Mr. Mohandas Warrior – Mohan has been the President & CEO of Alfalight, Inc. since 2004 – a high power diode laser company which serves military and industrial customers. Mohan is a 30+ year semiconductor industry veteran with 15 years of experience at Motorola Semiconductors where he held senior executive responsibilities in engineering and operations. Following Motorola, he successfully launched two venture-backed companies in Austin, Texas. He was a founding charter member of the Austin chapter of TiE and served on the Texas Higher Education Panel. He has also served on the Electronics Materials panel of the National Science Foundation and has been an invited speaker/panelist to many semiconductor forums. He serves on the Boards of several opto-electronic and technology companies. Mohan’s academic credentials include a BS in Chemical Engineering from IIT Delhi, a MS in Chemical Engineering from Syracuse University and an MBA from the Kellogg School of Management at Northwestern University.

No proposed director is to be elected under any arrangement or understanding between the proposed director and any other person or company, except the directors and executive officers of the company acting solely in such capacity.

To the knowledge of the Company, no proposed director:

(a)	is, as at the date of the Information Circular, or has been, within 10 years before the date of the Information Circular, a director, chief executive officer ("CEO") or chief financial officer ("CFO") of any company (including the Company) that, while that person was acting in that capacity:

	(i)	was the subject, while the proposed director was acting in the capacity as director, CEO or CFO of such company, of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days; or

	(ii)	was subject to a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days, that was issued after the proposed director ceased to be a director, CEO or CFO but which resulted from an event that occurred while the proposed director was acting in the capacity as director, CEO or CFO of such company; or

(b)	is, as at the date of this Information Circular, or has been within 10 years before the date of the Information Circular, a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(c)	has, within the 10 years before the date of this Information Circular, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of the proposed director;

(d)	has been subject to any penalties or sanctions imposed by a court relating to securities legislation or by a securities regulatory authority or has entered into a settlement agreement with a securities regulatory authority; or

(e)	has been subject to any penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable securityholder in deciding whether to vote for a proposed director.

The following directors of the Company hold directorships in other reporting issuers as set out below:

Name of Director	Name of Other Reporting Issuer
John F. O’Donnell	Montana Gold Mining Company Inc. (CSE: MGM)
Todd A. DeBonis	Pixelworks, Inc. (NASDAQ: PXLW)

If there are more nominees for election as directors than there are vacancies to fill, those nominees receiving the greatest number of votes will be elected or appointed, as the case may be, until all such vacancies have been filled. If the number of nominees for election or appointment is equal to the number of vacancies to be filled, all such nominees will be declared elected or appointed by acclamation.

The Board has adopted a policy for majority voting for individual directors (“Majority Voting Policy”). Under the Majority Voting Policy, the Proxy for any shareholders meeting where directors are to be elected will enable each shareholder to vote for, or withhold from voting on, each director nominee (the “Nominee” or collectively the “Nominees”) separately. If votes “for” the election of a Nominee are fewer than the number voted “withheld”, the Nominee is expected to submit his or her resignation promptly after the meeting of shareholders for the consideration of the Corporate Governance and Nomination Committee (the “CGN Committee”). The CGN Committee will make a recommendation to the Board after reviewing the matter, and the Board will then decide whether to accept or reject the resignation. The Board’s decision to accept or reject the resignation will be disclosed to shareholders. The Nominee will not participate in any CGN Committee or Board deliberations as to whether to accept or reject the resignation. The Majority Voting Policy does not apply in circumstances involving contested director elections.

EXECUTIVE COMPENSATION

A)     Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide information about the Company’s executive compensation objectives and processes and to discuss compensation decisions relating to the Company’s senior officers in 2015.

DESCRIPTION AND EXPLANATION OF ELEMENTS OF COMPENSATION PROGRAM

(i)      The objectives of the Company’s executive compensation program are:

•     to attract, retain and motivate quality executives;

•     to align the interests of executives with those of the Company’s shareholders;

•     to provide total compensation to executives that is competitive with that paid by other companies of comparable size engaged in similar business in appropriate regions;

•     to evaluate executive performance on the basis of targets determined by the Board;

•     to be cognizant of expense management in determination of compensation rewards.

(ii)     The executive compensation program has been designed to reward executives for:

•     the reinforcement of the Company’s business objectives and values;

•    the attainment of key research and financial milestones dependant on the executive; and their individual performance and significant achievements.

(iii)    The executive compensation program consists of the following elements: base salary, variable pay compensation and stock option incentives.

(iv)     In addition to his or her fixed base salary, each officer may be eligible to receive variable pay compensation or bonus meant to motivate him or her to achieve short-term goals. Currently, the Company does not have in place established procedures for determining variable pay compensation. Stock options are a very important element of the variable pay compensation and do not require cash disbursement from the Company. Stock options are also generally awarded to officers and consultants at the time of hire and are used as a recruitment tool to attract highly qualified and experienced executives and consultants to the Company. Stock options are also granted at other times during the year. As the Company is still continuing to develop its POET Technology, it must conserve its limited financial resources and control costs to ensure that funds are available when needed to complete its scheduled developments. As a result, the Board has to consider not only the financial situation of the Company at the time of the determination of the compensation, but also the estimated financial situation in the mid and long term. Also the granting of stock options aligns officers’ rewards with an increase in shareholder value over the long term. The use of stock options encourages and rewards performance by aligning an increase in each officer’s compensation with increases in the Company’s performance and in the value of the shareholders’ investments.

(v)      Determination of the Amount of Each Compensation Program Element - In order to assist the Board in fulfilling its oversight responsibilities with respect to human resources matters, the Board established a Compensation Committee. The Compensation Committee reviews and makes determinations with respect to senior officer compensation on a regular basis with any discretionary compensation used only for extraordinary projects or significant milestone results that advance the Company’s growth potential. When determining officer’s compensation, the Compensation Committee receives input from the Chairmen of the Board, and the Chief Executive Officer of the Company. The Compensation Committee has engaged Compensia to conduct a Peer Group review that was prepared with the input of the CEO. A draft Peer Group was circulated and the CEO felt it was appropriate. Compensia has given guidance to the Compensation Committee with respect to appropriate comparative terms for its incentive stock option plan and a salary review of various positions relative to the Peer Group. The Compensation Committee will utilize the comparative reviews to assist in making appropriate recommendations.

Base Salary - The base salary for officers, is reviewed by the Compensation Committee of the Board, within a reasonable time prior to the expiry of the current employment or consulting agreement, with input and direction being provided by the Chairmen of the Board, and the Chief Executive Officer of the Company. The base salary review takes into consideration the current competitive market conditions, experience, proven and/or expected performance, and the particular skills of the officer.

For more information on salaries paid to the executives, refer to the Summary Compensation Table.

Variable Pay Compensation – The Company has no current procedure to assess each officer’s role in adding to the Company’s growth. However, there are occasions when there can be significant officer achievements that further the business potential of the Company or create vital successes to the Company. Therefore, there are times when a discretionary variable pay award may be made to an officer. This type of payment is done after presenting the achievement to the Compensation Committee. If deemed important to the success of POET’s business, the Committee can approve such an ad hoc variable payment. Stock Options are a non-cash component of the Variable Pay Compensation and are discussed below.

Stock Options - The Board, based on recommendations of the Compensation Committee where appropriate, makes the following determinations:

•    it selects officers and other persons who are entitled to participate in the Stock Option Plan;

•    it determines the number of options granted to such individuals;

•    it determines the date on which each option is granted and the corresponding exercise price; and

•    it determines the vesting schedule for the stock options granted.

The Board makes these determinations subject to the provisions of the existing Stock Option Plan. For more information refer to the section entitled “B) Option-Based Awards”.

(vi)     Each element of the compensation program has been designed to meet one or more objectives of the overall executive compensation plan. The fixed base salary of each officer, combined with the variable pay compensation and stock options, has been designed to provide the total compensation package which the Board believes is reasonably competitive with that provided by other companies in the peer group and others of comparable size engaged in similar business in appropriate regions. In addition, the variable pay compensation has been designed to align the interests of executives with those of the Company’s shareholders and to evaluate financial performance on basis of relevant technical or financial milestones. Option grants are designed to align executives’ and shareholders’ interests and to provide longer term compensation incentives.

REVIEW AND APPROVAL

The Compensation Committee of the Board is responsible for making recommendations for approval by the Board with respect to remuneration of executives of the Company including the Chief Executive Officer of the Company and senior officers of the Company. All executive compensation components are reviewed by the Compensation Committee as needed and its recommendations are subject to approval of the Board, as appropriate.

B)     Option-Based Awards

The Company’s stock option plan has been and will be used to provide share purchase options which are granted in consideration of the level of responsibility of the executive as well as his or her impact or contribution to the longer-term operating performance of the Company. In determining the number of options to be granted to the executive officers, the Compensation Committee and the Board take into account the number of options, if any, previously granted to each executive officer, and the exercise price of any outstanding options. With these guidelines, the Board ensures that such new grants are in accordance with the policies of the TSX Venture Exchange (“TSXV”), and closely align the interests of the executive officers with the interests of shareholders.

The exercise of options by an Optionee, who is an officer, employee or director of the Company, will generally create an immediate tax liability to the Optionee as follows:

•    If the said Optionee resides in Canada, he will be deemed, whether or not the shares were sold, to have received an employment income equal to the value of the option exercised and will be required to pay the Company, in addition to the cost of exercise, an amount equal to the tax liability of the deemed employment income, in order for the Company to remit withholding taxes to Canada Revenue Agency following the exercise. Subsequent capital gains or losses will be calculated based on the market price on the day of exercise, but capital losses cannot offset the deemed employment income.

•    If the said Optionee resides in the USA, he will be required, for the tax year of the exercise, to pay income tax on the value of the option exercised, equal to the amount of short-term or long- term Capital Gain tax rates when the shares are sold, or if applicable, according to Alternative Minimum Tax rates. Depending on the circumstances, the Company may be required to collect from the said Optionee, a withholding tax in order for the Company to remit to the IRS following the exercise.

Optionees can exercise their options at any time at their discretion, and, except for times when the officers, directors and employees are prohibited from trading under the corporate governance policies of the Company (when the “Trading Window” is closed), are also free to sell their shares acquired through exercising their options at any time at their discretion, subject to notification to Management. Options exercised while the Trading Window is closed can only be sold after the Trading Window reopens. The Company has entered into an agreement with Solium Capital Inc. to provide a broker assisted exercise program for Optionees under the Company’s Stock Option Plan.

C)   Summary Compensation Table

The following table (presented in accordance with National Instrument Form 51-102F6 - Statement of Executive Compensation ("Form 51-102F6") sets forth all annual and long term compensation for services in all capacities to the Company for the three most recently completed financial years of the Company (to the extent required by Form 51-102F6) earned by each Named Executive Officers (“NEO”). Form 51-102F6 defines “NEO” or “named executive officer” to mean each of the following individuals: (a) a CEO; (b) a CFO; (c) each of the three most highly compensated executive officers of the company, including any of its subsidiaries, or the three most highly compensated individuals acting in a similar capacity, other than the CEO and CFO, at the end of the most recently completed financial year whose total compensation was, individually, more than $150,000 for that financial year; and (d) each individual who would be an NEO but for the fact that the individual was neither an executive officer of the Company or its subsidiaries, nor acting in a similar capacity, at the end of that financial year.

NEO Name and Principal Position	Year	Salary (US$)	Share- Based Awards (1) (US$)	Option-Based Awards (1) (2)		Non-Equity Incentive Plan Compensation (US$) (2)		Pension Value (US$)	All Other Compensation (US$) (2)	Total Compen- sation (US$) (2)
				No. of Options	(US$)	Annual Incentive Plans	Long- term Incentive Plans
Peter Copetti (3) Executive Co-Chairman	2015 2014 2013	391,650 247,963 180,782	N/A N/A N/A	200,000 600,000 300,000	188,885 511,479 110,996	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil 339,675 56,495	580,535 1,099,117 348,273
Ajit Manocha (4) Executive Co-Chairman	2015 2014	500,000 250,000	N/A N/A	200,000 2,100,000	188.885 2,469,164	Nil Nil	Nil Nil	Nil Nil	Nil Nil	688,885 2,719,164
Kevin Barnes (5) Chief Financial Officer	2015 2014 2013	84,596 76,087 67,793	N/A N/A N/A	75,000 50,000 200,000	60,444 42,623 68,886	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	145,040 118,710 136,679
Stephane Gagnon (6) Former Chief Operating Officer	2015 2014 2013	84,795 166,063 28,247	N/A N/A N/A	Nil 150,000 800,000	Nil 127,870 253,805	Nil Nil Nil	Nil Nil Nil	Nil Nil Nil	Nil 7,246 Nil	84,795 301,179 282,052
Daniel DeSimone (7) Former Chief Technical Officer	2015 2014	160,977 114,244	N/A N/A	540,000 500,000	348,080 452,174	Nil Nil	Nil Nil	Nil Nil	Nil Nil	509,057 566,418
Suresh Venkatesan (8) Chief Executive Officer	2015	306,378	N/A	6,357,000	5,421,577	Nil	Nil	Nil	Nil	5,727,955
Subhash Deshmukh (9) Chief Operating Officer	2015	141,186	N/A	1,500,000	1,508,884	Nil	Nil	Nil	Nil	1,650,070

NOTES:

(1)    The Company used the Black-Scholes model as the methodology to calculate the grant date fair value. The fair value will be recorded as an operating expense as the stock options vest from the date of grant..

(2)    The exchange rate used in these calculations to convert CAD to USD is based on the exchange rate applicable on the date of grant.

(3)    Mr. Copetti was appointed Executive Director from June 8, 2012 to February 10, 2014. He became Interim CEO from February 11, 2014 (until June 11, 2015) and Executive Chairman on February 11, 2014. He also serves as a director of the Company, but receives no additional compensation for services as a director. Mr. Copetti resigned as a director and as an Executive Chairman on April 30, 2016.

(4)    Mr. Manocha was appointed to the Board on July 7, 2014 as Executive Vice-Chairman. On November 17, 2014 he was appointed a Co-Chairman of the Board.

(5)    Mr. Barnes served as Controller of the Company until November 30, 2012 and CFO since December 1, 2012.

(6)    Mr. Gagnon took office on November 4 , 2013 and ceased employment with the Company on June 30, 2015.

(7)    Mr. DeSimone ‘s role as Chief Technical Officer ended on June 8, 2015.

(8)    Dr. Suresh Venkatesan was appointed Chief Executive Officer on June 11, 2015.

(9)    Dr. Subhash Deshmukh was appointed Chief Operating Officer on June 8, 2015.

D)     Incentive Plan Awards

(i)     Incentive Plan Awards

The following table sets forth information concerning all awards outstanding under the Stock Option Plan of the Company at the end of the most recently completed financial year, including awards granted before the most recently completed financial year, to each of the Named Executive Officers:

NEO Name	Option-Based Awards				Share-Based Awards
	No. of Shares Underlying Unexercised Options (#)	Option Exercise Price ($/share)	Option Expiration Date	Value of Unexercised In- The Money Options (1) (US$)	Number of Shares or Units of Shares That Have Not Vested (#)	Market or Payout Value of Share- Based Awards That Have Not Vested (US$)
Peter Copetti	2,500,000	CA$0.235	08-June-2017	1,396,744	N/A	N/A
	500,000	CA$0.445	15-Nov-2017	203,654	N/A	N/A
	300,000	CA$0.49	13-Aug-2018	112,460	N/A	N/A
	600,000	CA$1.24	12-Aug-2019	Nil	N/A	N/A
	200,000	CA$1.54	12-Jun-2020	Nil	N/A	N/A
Ajit Manocha	2,000,000	CA$1.75	03-Jul-2019	Nil	N/A	N/A
	100,000	CA$1.24	12-Aug-2019	Nil	N/A	N/A
	200,000	CA$1.54	12-Jun-2020	Nil	N/A	N/A
Kevin Barnes	25,000	CA$0.23	16-Feb-2022	14,058	N/A	N/A
	10,000	CA$0.28	17-Mar-2020	5,263	N/A	N/A
	100,000	CA$0.44	14-Nov-2018	41,091	N/A	N/A
	100,000	CA$0.445	15-Nov-2017	40,731	N/A	N/A
	100,000	CA$0.49	13-Aug-2018	37,488	N/A	N/A
	25,000	CA$0.51	28-Sep-2021	9,011	N/A	N/A
	50,000	CA$0.76	28-Feb-2021	9,011	N/A	N/A
	50,000	CA$1.24	12-Aug-2019	Nil	N/A	N/A
	50,000	CA$1.54	12-Jun-2020	Nil	N/A	N/A
	25,000	CA$1.08	13-Aug-2020	Nil	N/A	N/A
Stephane Gagnon	300,000	CA$0.43	4-Oct-2018	25,422	N/A	N/A
	500,000	CA$0.44	14-Nov-2018	37,663	N/A	N/A
	150,000	CA$1.24	12-Aug-2019	29,891	N/A	N/A
Daniel DeSimone	200,000	CA$1.44	03-Apr-2019	Nil	N/A	N/A
	300,000	CA$1.24	12-Aug-2019	Nil	N/A	N.A
	40,000	CA$1.54	12-Jun-2020	Nil	N/A	N/A
	500,000	CA$1.65	30-Mar-2020	Nil	N/A	N/A
Dr. Suresh Venkatesan	6,357,000	CA$1.40	15-Jun-2020	Nil	N/A	N/A
Dr. Subhash Deshmukh	1,500,000	CA$1.62	24-Apr-2020	Nil	N/A	N/A

1)  This amount is calculated based on the difference between the market value of the shares underlying the vested and unvested options at the end of the most recently completed financial year, being CA$1.01 (US$0.7209), and the exercise or base price of the option. The exchange rate used in these calculations to convert CAD to USD was 0.7209, being the rate on December 31, 2015

(ii)    Outstanding Share-Based Awards and option-Based Awards – Value Vested or Earned During the Year

The value vested or earned during the most recently completed financial year of incentive plan awards granted to Named Executive Officers are as follows:

NEO Name	Option-Based Awards - Value Vested During The Year (1) (US$)	Share-Based Awards - Value Vested During The Year (2) (US$)	Non-Equity Incentive Plan Compensation - Value Earned During The Year (US$)
Peter Copetti	60,540	N/A	Nil
Ajit Manocha	2,187	N/A	Nil
Kevin Barnes	38,850	N/A	Nil
Stephane Gagnon	47,181	N/A	Nil
Daniel DeSimone	18,885	N/A	Nil
Dr. Suresh Venkatesan	Nil	N/A	Nil
Dr. Subhash Deshmukh	Nil	N/A	Nil

(1)   This amount is the dollar value that would have been realized computed by obtaining the difference between the market price of the underlying securities on the vesting date and the exercise or base price of the options under the option-based award. For the NEOs to have realized this value, they would have had to exercise their options and sell the shares on the day of vesting. The exchange rate used in these calculations to convert CAD to USD was 0.7209, being the rate on December 31, 2015.

(2)   This amount is the dollar value realized computed by multiplying the number of shares or units by the market value of the underlying shares on the vesting date.

(iii)    Narrative Discussion

The current stock option plan of the Company is the 2015 Fixed Stock Option Plan (the "2015 Plan") which was approved by the disinterested shareholders of the Company on June 12, 2015 and accepted for filing by the TSXV). Under the 2015 Plan, the Company is required to reserve a number of shares eligible for granting under the Plan, which needs to be approved by shareholders and cannot exceed 20% of the issued and outstanding shares. The 2015 Plan reserved 36,326,000 shares as the maximum number (the "Fixed Number") of common shares which may be issued pursuant to options granted under the 2015 Plan and previous plans.

On November 10, 2015, the directors resolved to increase the Fixed Number of shares reserved for issuance under the Company’s Stock Option Plan to such number equal to 20% of the issued and outstanding shares of the Company on the day prior to the Meeting, subject to shareholder and TSXV approval. For more information refer to the section entitled “Approval of Stock Option Plan”.

The purpose of the Plan is to allow the Company to grant options to directors, officers, employees and consultants, as additional compensation, and as an opportunity to participate in the success of the Company. The granting of such options is intended to align the interests of such persons with that of the shareholders. Options are exercisable over periods of up to ten (10) years as determined by the Board and are required to have an exercise price no less than the closing market price of the Company’s shares prevailing on the last trading day before the option is granted less a discount of up to 25%, the amount of the discount varying with market price in accordance with the policies of the TSXV. Generally, the Company does not grant options at a discount to the market price. Pursuant to the Plan, the Board may from time to time authorize the issue of options to directors, officers, employees and consultants of the Company and its subsidiaries or employees of companies providing management or consulting services to the Company or its subsidiaries. In addition, as a percentage of the issued and outstanding shares at the time of grant, the number of shares which may be reserved for issuance:

(a)     to all optionees under the Stock Option Plan in aggregate shall not exceed 20%;

(b)     to all insiders as a group may not exceed 20%; and

(c)     to any one individual may not exceed 2% on a yearly basis if the optionee is engaged in investor relations activities or is a consultant.

Previously, options granted under the Plan generally vested as to 25% six months from the day of grant and 25% every six months thereafter. By resolution of the Directors dated February 25, 2016, it was resolved that, generally, the terms of stock options would be ten years with 25% of the stock options vesting on the first anniversary of the grant of the options and the balance vesting quarterly for three years thereafter. However, the Board can vary the vesting schedule for differing purposes, subject to complying with TSXV Policies.

The Plan provides that if a change of control, as defined therein, occurs, all shares subject to option shall immediately become vested and may thereupon be exercised in whole or in part by the option holder. The exercise price for options is generally set at the closing price of the common shares of the Company as of the last trading day prior to the date of the grant of the options, in accordance with TSXV Policies.

As at December 31, 2015, the number of outstanding options granted under the Stock Option Plan was 26,718,500. For more information, refer to Note 9 “Stock Option and Contributed Surplus” in the Company’s audited financial statements for the year ended December 31, 2015. The criteria for determining awards to the NEOs is described under the “Stock Options” subsection of “Description and Explanation of Elements of Compensation”. As of May 24, 2016, the number of outstanding options granted under the Stock Option Plan was 25,680,500.

The Company’s Non-Equity Incentive Plan for compensation to the NEOs along with the criteria for determining awards is described under the “Variable Pay Compensation” subsection of “Description and Explanation of Elements of Compensation”.

E)     Pension Plan Benefits

(i)        Defined Benefit Plans

    The Company does not provide a defined benefit plan to the NEOs or any of its employees.

(ii)        Defined Contribution Plans

    The Company offers a defined contribution plan that is a 401K Plan for the US Subsidiary but does not contribute toward such plan.

(iii)      Deferred Compensation Plans

    The Company does not have any Deferred Compensation Plans other than that described above.

F)     Termination and Change of Control Benefits

The Company and/or its subsidiaries have employment contracts with the following Named Executive Officer as follows:

•      Mr. Copetti entered into an Employment Agreement with the Company, dated February 10, 2014 (the “Agreement”), wherein (i) he was paid CA$20,000 per month or (CA$240,000 per year) until December 31, 2014, (ii) he is eligible for annual and special bonuses as determined by the Board of Directors; (iii) he is reimbursed up to CA$5,000 for gym membership and medical tests; and (iv)   he will receive a severance of twelve months on termination of employment by the Company, other than for cause. Mr. Copetti’s salary was adjusted to CA$31,250 per month or (CA$375,000 per year) in October 2014. Mr. Copetti’s employment agreement was extended on a month to month basis with an adjusted salary of CA$41,667.67 per month. On October 1, 2015, the Company extended Mr. Copetti’s employment agreement. The extended agreement divided his compensation between his compensation as an executive and his compensation as the Co- Chariman of the Board. As of October 1, 2015, Mr. Copetti is paid, annually, CA$375,000 as an executive and US$125,000 as Co-Chairman of the Board. The other terms of the contract remained unchanged.

•      Mr. Manocha entered into a memorandum of understanding (MOU) dated July 3, 2014, wherein (i) he will be paid US$41,667.67 per month (or US$500,000 per year) and he was granted 2,000,000 stock options. Mr. Manocha’s MOU was accepted. On October 1, 2015, the Company extended Mr. Manocha’s employment at the same annual rate of pay. The extension, however, divided his compensation between his compensation as an executive and his compensation as the Co-Chairman of the Board. As of October 1, 2015, Mr. Manocha is paid annually US$375,000 as an executive and US$125,000 as Co-Chairman of the Board.

•      Mr. DeSimone entered into Letter of Agreement dated March 28, 2014, wherein (i) he will be paid US$10,416.67 per month (or US$125,000 per year) and (ii) he was granted 200,000 stock options exerciseable for a period expiring on April 3, 2019 at a price of $1.44 per share.

•      Dr. Venkatesan entered into an Executive Employment Agreement with an effective date of June 10, 2015 wherein (i) he will be paid US$550,000 per year under at-will terms of employment; (ii) he will be eligible for annual and special bonuses as determined by the Board of Directors; (iii) he was granted 6,357,000 stock options vesting over 4 years; (iv) he is eligible for a signing bonus of US$450,000 payable on the first anniversary of the effective date provided that the Executive Employment Agreement has not been terminated prior to that date; (v) he will receive a severance of twelve months on termination of employment by the Company, other than for cause.

•      Dr. Deshmukh entered into an Executive Employment Agreement with an effective date of June 8, 2015 wherein (i) he will be paid US$250,000 (subsequently amended to US$300,000 effective January 1, 2016) per year under at-will terms of employment; (ii) he will be eligible for annual and special bonuses as determined by the Board of Directors; (iii) he was granted 1,500,000 stock options vesting over 4 years; (iv) he will receive a severance of six months’ salary, if terminated during the first year of employment, plus two months’ salary additional per each full year of employment thereafter, up to a maximum of twelve months of termination of employment by the Company, other than for cause.

G)   Compensation of Directors

(i)   Director Compensation Table

The following table sets forth all amounts of compensation provided to the directors, who are each not also a Named Executive Officer, for the Company’s most recently completed financial year:

Director Name (1)	Fees or Salary (2) (US$)	Share- Based Awards (US$)	Option-Based Awards (2)(3)		Non-Equity Incentive Plan Compensation (US$)	Pension Value (US$)	All Other Compensation (US$)	Total (US$)
			No. of Options	Value (US$)
Adam Chowaniec (5)	1,205	N/A	Nil	Nil	N/A	N/A	N/A	1,205
Sheldon Inwentash (6)	19,533	N/A	100,000	Nil	N/A	N/A	N/A	19,533
John F. O’Donnell (4)	60,118	N/A	100,000	94,442	N/A	N/A	N/A	154,560
Todd A. DeBonis (7)	39,135	N/A	525,000	561,789	N/A	N/A	N/A	600,924
David E. Lazovsky (7)	30,135	N/A	275,000	325,683	N/A	N/A	N/A	355,818
Chris Tsiofas	66,385	N/A	300,000	283,328	N/A	N/A	N/A	349,713
Mohandas Warrior (8)	22,170	N/A	250,000	122,808	N/A	N/A	N/A	144,978
Dr. Geoff Taylor (9)	nil	N/A	100,000	94,442	N/A	N/A	N/A	94,442

(1)     Relevant disclosure has been provided in the Summary Compensation Table above, for directors who are also Named Executive Officers.

(2)     The exchange rate used in these calculations to convert CAD to USD is based on the exchange rate applicable on the date of grant.

(3)     The Company used the Black-Scholes model as the methodology to calculate the grant date fair value. The fair value will be recorded as an operating expense as the stock options vest from the date of grant.

(4)     The firm of Stikeman Keeley Spiegel Pasternack LLP of which Mr. O’Donnell is counsel was paid the sum of USD

$107,790 for legal fees and disbursements incurred in 2015.

(5)     Dr. Chowaniec resigned from the Board on January 22, 2015.

(6)     Mr. Inwentash resigned from the Board on August 13, 2015 at which time all 100,000 stock options above were cancelled. No value was assigned to the stock options. 125,000 stock options from a previous stock option grant were also cancelled.

(7)     Messrs. DeBonis and Lazovsky were appointed to the Board on April 8, 2015.

(8)     Mr. Warrior was appointed to the Board on June 15, 2015.

(9)     Dr. Taylor resigned as a director on August 12, 2015 but continued to serve as the Company’s Chief Scientist until his resignation which is effective April 30, 2016. Dr. Taylor did not receive fees as a director but received US$ 205,228 in consulting fees for acting as Chief Scientist for the Company.

(ii)    Narrative Discussion

During the year ended December 31, 2015, the outside, or non-management, directors, other than the Named Executive Officers, were paid an annual fee of $32,000 for acting as a director, plus $1,500 per board meeting attended and $750 per committee meeting, to be paid quarterly. At the beginning of the year the fees were denominated in CDN dollars but effective for the quarter ended September 30, 2015, the fees were denominated in US dollars. If independent, the Chairman of the Board is entitled to receive an additional $10,000 annually and the Committee Chairs are entitled to receive an additional $8,000 annually. Messrs. Copetti and Manocha both served as Executive Co-Chairman in 2015. Mr. Copetti also served as Interim CEO until June 11, 2015. The directors were also entitled to be reimbursed for their actual out of pocket expenses incurred in carrying out their duties. Director’s involvement in special assignments or services as consultant or expert will be negotiated on a case by case basis.

The directors participate in the Company’s Stock Option Plan for the granting of incentive stock options to the officers, employees and directors, which Plan is described under the subsection “Narrative Discussion” of “Incentive Plan Awards” and under “Approval of Stock Option Plan”. The purpose of granting such options is to assist the Company in compensating, attracting, retaining and motivating the directors of the Company and to closely align the personal interests of such persons to that of the shareholders.

(iii)   Incentive Plan Awards - Outstanding Share-Based Awards and Option-Based Awards

The following table sets forth information as at December 31st, 2015, the end of the most recently completed financial year, concerning all awards outstanding under incentive plans of the Company, including awards granted before the most recently completed financial year, to each of the directors who are not Named Executive Officers:

	Option-Based Awards				Share-Based Awards
Director Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The-Money Options (1)(2) (US$)	Number of Shares or Units of Shares That Have Not Vested (#)	Market or Payout Value of Share- Based Awards That Have Not Vested (US$)
John F. O’Donnell	150,000	CA$0.23	16-Feb-2022	84,345	N/A	N/A
	12,500	CA$0.345	19-Aug-2020	5,992	N/A	N/A
	500,000	CA$0.445	15-Nov-2017	203,654	N/A	N/A
	300,000	CA$0.49	13-Aug-2018	112,460	N/A	N/A
	300,000	CA$1.24	12-Aug-2019	Nil	N/A	N/A

	Option-Based Awards				Share-Based Awards
Director Name	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Unexercised In-The-Money Options (1)(2) (US$)	Number of Shares or Units of Shares That Have Not Vested (#)	Market or Payout Value of Share- Based Awards That Have Not Vested (US$)
	100,000	CA$1.54	12-Jun-2020	Nil	N/A	N/A
Chris Tsiofas	500,000	CA$0.275	21-Aug-2017	264,931	N/A	N/A
	500,000	CA$0.445	15-Nov-2017	203,654	N/A	N/A
	300,000	CA$0.49	13-Aug-2018	112,460	N/A	N/A
	300,000	CA$1.24	12-Aug-2019	Nil	N/A	N/A
	300,000	CA$1.54	12-Jun-2020	Nil	N/A	N/A
Todd A. DeBonis	275,000	CA$1.54	12-Jun-2020	Nil	N/A	N/A
	250,000	CA$1.99	08-Apr-2020	Nil	N/A	N/A
David E. Lazovsky	250,000	CA$1.99	08-Apr-2020	Nil	N/A	N/A
	25,000	CA$1.54	12-Jun-2020	Nil	N/A	N/A
Mohandas Warrior	250,000	CA$1.54	12-Jun-2020	Nil	N/A	N/A
Geoff Taylor (3)	75,000	CA$ 0.23	16-Feb-2022	79,403	N/A	N/A
	30,000	CA$ 0.28	17-Mar-2020	30,470	N/A	N/A
	10,000	CA$ 0.345	19-Aug-2020	9,597	N/A	N/A
	1,500,000	CA$ 0.445	15-Nov-2017	1,310,466	N/A	N/A
	300,000	CA$ 0.49	13-Aug-2018	250,473	N/A	N/A
	100,000	CA$ 0.51	28-Sep-2021	81,770	N/A	N/A
	500,000	CA$ 0.51	2-Apr-2018	408,848	N/A	N/A
	75,000	CA$ 0.76	28-Feb-2021	45,188	N/A	N/A
	300,000	CA$1.24	12-Aug-2019	56,808	N/A	N/A

(1)   This amount is calculated based on the difference between the market value of the securities underlying the options at the end of the most recently completed financial year, which was CA$1.01 (US$0.7209), and the exercise or base price of the option.

(2)   The exchange rate used in these calculations to convert CAD to USD was 0.7209, being the rate on December 31, 2015.

(3)   Geoff Taylor resigned as a director of the Company on August 12, 2015.

(iv)      Incentive Plan Awards - Value Vested or Earned During the Year

The value vested or earned during the most recently completed financial year of incentive plan awards granted to directors who are not Named Executive Officers are as follows:

Director Name	Option-Based Awards - Value Vested During The Year (1) (US$)	Share-Based Awards - Value Vested During The Year (US$)	Non-Equity Incentive Plan Compensation - Value Earned During The Year (US$)
Sheldon Inwentash	10,935	N/A	N/A

Director Name	Option-Based Awards - Value Vested During The Year (1) (US$)	Share-Based Awards - Value Vested During The Year (US$)	Non-Equity Incentive Plan Compensation - Value Earned During The Year (US$)
John F. O’Donnell	53,979	N/A	N/A
Chris Tsiofas	53,979	N/A	N/A
Geoff Taylor	64,914	N/A	N/A

(1)   This amount is the dollar value that would have been realized computed by obtaining the difference between the market price of the underlying securities on the vesting date and the exercise or base price of the options under the option-based award. For the directors to have realized this value, they would have had to exercise their options and sell the shares on the day of vesting. None of these options were exercised.

(2)  The exchange rate used in these calculations to convert CAD to USD was the exchange rate applicable on the vesting date.

H)    Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the Company's compensation plans under which equity securities are authorized for issuance as at December 31, 2015, being the end of the most recently completed financial year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation
Equity compensation plans approved by securityholders 2015 Stock Option Plan	26,718,500	0.89	2,072,500

INDEBTEDNESS TO COMPANY OF DIRECTORS, EXECUTIVE OFFICERS AND SENIOR OFFICERS

As at the date hereof, there is no indebtedness of any current or former director, executive officer or employee of the Company or any subsidiaries which is owing to the Company or any of its subsidiaries or to another entity which is the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries, entered into in connection with a purchase of securities or otherwise.

No individual who is, or at any time during the most recently completed financial year was, a director or executive officer of the Company, no proposed nominee for election as a director of the Company and no associate of such persons:

(i)     is or at any time since the beginning of the most recently completed financial year has been, indebted to the Company or any of its subsidiaries; or

(ii)   whose indebtedness to another entity is, or at any time since the beginning of the most recently completed financial year has been, the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries in relation to a securities purchase program or other program.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Except as set out herein, no person who has been a director or executive officer of the Company at any time since the beginning of the Company's last financial year, no proposed nominee of Management of the Company for election as a director of the Company and no associate or affiliate of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership or otherwise, in matters to be acted upon at the Meeting other than the election of directors and potentially, the amendment of the Company’s stock Option Plan.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

No informed person or proposed director of the Company and no associate or affiliate of the foregoing persons has or has had any material interest, direct or indirect, in any transaction since the commencement of the Company's most recently completed financial year or in any proposed transaction which in either such case has materially affected or would materially affect the Company or any of its subsidiaries, except for stock option grants.

APPOINTMENT OF AUDITORS

Marcum LLP, Certified Public Accountants, of New Haven, Connecticut, are the auditors of the Company.

At the Meeting, shareholders will be asked to appoint Marcum LLP as the auditors of the Company to hold office for the ensuing year at a remuneration to be fixed by the directors.

Unless otherwise instructed, the proxies given pursuant to this solicitation will be voted for the re- appointment of Marcum LLP as the auditors of the Company to hold office for the ensuing year at a remuneration to be fixed by the directors.

MANAGEMENT CONTRACTS

No management functions of the Company or its subsidiaries are performed to any substantial degree by a person other than the directors or executive officers of the Company or its subsidiaries.

CORPORATE GOVERNANCE DISCLOSURE

A summary of the responsibilities and activities and the membership of each of the Committees is set out below.

National Instrument (“NI”) 58-201 establishes corporate governance guidelines which apply to all public companies. The Company has reviewed its own corporate governance practices in light of these guidelines. In certain cases, the Company’s practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted. NI 58-101 mandates disclosure of corporate governance practices which disclosure is set out below.

Independence of Members of Board

Since the resignation of Peter Copetti on August 30, 2016, the Company's current Board consists of 7 directors, four (4) of whom are independent based upon the tests for independence set forth in NI 52-110. Todd DeBonis, David Lazovsky, Mohandas Warrior and Chris Tsiofas are the independent directors. Ajit Manocha is not independent as he is the Executive Chairman of the Company. John O’Donnell is not independent as he acts as legal counsel to the Company. Dr. Suresh Venkatesan is not independent as he is the Chief Executive Officer of the Company.

Management Supervision by Board

During most of 2015, independent supervision of Management was accomplished through its independent Board members, notwithstanding that the Co-Chairmen of the Board were not independent. In 2015, three new independent directors were appointed to the Board to fill Board vacancies. The Board considered that Management was effectively supervised by the independent directors as the independent directors were actively and regularly involved in reviewing and supervising the operations of the Company and had regular and full access to Management. The CEO and CFO reported upon the operations of the Company separately to the independent directors of the Board at such other times throughout the year as was considered necessary or advisable by the independent directors. The independent directors were encouraged to meet at any time they consider necessary without any members of Management including the non-independent directors being present, and generally did so several times per year by adjourning

Board meetings and asking all persons who were not independent directors to leave the room. The Company's auditors, legal counsel and employees may have been invited to attend. Further supervision was performed through the Audit Committee currently composed of all independent directors, who meet with the Company's auditors without Management being in attendance, generally on a quarterly basis and at least once a year. Additional supervision was performed through the Compensation Committee and the Corporate Governance and Nominating Committee (the “CGNC”), both of which were composed of a majority of independent directors. The CGNC has determined that the current constitution of the Board of seven (7) directors is appropriate for the Company's current stage of development. The Board currently has a majority of independent directors.

Participation of Directors in Other Reporting Issuers

No director of the Company, nor any proposed nominee for election as a director, hold directorships in other reporting issuers, except for John F. O’Donnell who is a director and Chairman of the Board of Montana Gold Mining Company (CSE: MGM) and Todd DeBonis who is a director and President and CEO of Pixelworks, Inc. (NASDAQ: PXLW).

Orientation and Continuing Education

While the Company does not have formal orientation and training programs, new Board members are provided with:

1.     information respecting the functioning of the Board, committees and copies of the Company's corporate governance policies;

2.     access to recent, publicly filed documents of the Company, technical reports and the Company's internal financial information;

3.     access to Management and technical experts and consultants; and

4.     advice to consult on the internet the TSXV Policy relating to Corporate Governance and applicable regulations and policies and also the applicable securities laws, rules and regulations.

Board members are encouraged to communicate with Management, auditors and technical consultants; to keep themselves current with industry trends and developments and changes in legislation with Management’s assistance; and to attend related industry seminars and visit the Company’s operations. Board members have full access to the Company's records.

Ethical Business Conduct

The Board views good corporate governance as an integral component to the success of the Company and to meet responsibilities to shareholders. The Board has adopted a Code of Conduct which was updated on February 25, 2016 and has instructed its Management and employees to abide by the provisions of the Code. A copy of said code is posted on the Company’s website <www.poet- technologies.com>.

The directors of the Corporation are responsible for monitoring compliance with this Code, for regularly assessing its adequacy, for interpreting this Code in any particular situation and for approving any changes to this Code from time to time.

Investor Relations Disclosure Policy

The Board has established a Company Disclosure Policy related to disclosure and external communications, which applies to all officers, directors and employees of the Company. The purpose of the Policy is to ensure compliance with legal and regulatory requirements, when preparing public disclosure documents, answering investor inquiries and/or attending conferences or meetings with its analysts and institutional shareholders. This policy covers disclosures in documents filed with the securities regulators and written statements made in POET's annual and quarterly reports, news releases, letters to shareholders, presentations (both of a business or technical nature), marketing materials, advertisements, and information contained on POET's website and other electronic communications. It also extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as speeches, press conferences, and conference calls.

Trading by Insiders

Insiders of the Company are expected to comply with all applicable Regulatory Laws, Rules and Regulations with respect to buying and selling shares of the Company. In addition, the Company has well-defined criteria for when the Trading Window for officers and directors opens and closes as per the Company’s Securities Trading Policy posted on its website <www.poet-technologies.com>, the purpose of which is to ensure that Insiders do not trade shares of the Company at inappropriate times. Insiders are expected to abstain from trading the shares of the Company when the Trading Window is closed.

Nomination of Directors

The Board established a Corporate Governance and Nominating Committee (the “CGNC”) currently composed of John O’Donnell (Chairman of the CGNC), Ajit Manocha and Chris Tsiofas. The CGNC has the responsibility for identifying potential Board candidates. The CGNC assesses potential Board candidates to fill perceived needs on the Board for required skills, expertise, independence and other factors. Members of the Board and representatives of the semi-conductor and infrared industries are consulted for possible candidates. The Board has adopted a written charter that sets forth the responsibilities of the CGNC. In addition to its Board identification responsibilities, the CGNC is mandated to take a leadership role in shaping corporate governance by overseeing and assessing the functioning of the Board and the committees of the Board and developing, implementing and assessing effective corporate governance processes and practices. The Charter was recently amended and a copy is posted on the Company’s website <www.poet-technologies.com>.

Compensation of Directors and the CEO

On December 14, 2007, the Company established a Compensation Committee (the “CC”) to be responsible for reviewing all overall compensation strategy, objectives and policies; annually reviewing and assessing the performance of the executive officers; recommending to the Board the compensation of the executive officers; reviewing executive appointments; and recommending the adequacy and form of directors' compensation. The CC also reviews and recommends incentive stock option awards under the Company’s Stock Option Plan. The current members of the CC are Chris Tsiofas (Chairman of the CC), Todd DeBonis, Ajit Manocha and John O’Donnell. Mr. Manocha joined the CC on February 25, 2016.

The CC discusses and makes recommendations to the Board for approval or disapproval of all compensation issues that pertain to the Company. The compensation programs of the Company are designed to reward performance and to be competitive with the compensation agreements of other comparable semiconductor companies. The CC is responsible for evaluating the compensation of the senior Management and assuring that they are compensated effectively in a manner consistent with the Company’s business, stage of development, financial condition and prospects, and the competitive environment. Specifically, the CC is responsible for: (i) reviewing the compensation practices and policies of the Company to ensure that they are competitive and that they provide appropriate motivation for corporate performance and increased shareholder value; (ii) overseeing the administration of the Company’s compensation programs, and reviewing and approving the employees who receive compensation and the nature of the compensation provided under such programs, and ensuring that all Management compensation programs are linked to meaningful and measurable performance targets; (iii) making recommendations to the Board regarding the adoption, amendment or termination of compensation programs and the approval of the adoption, amendment and termination of compensation programs of the Company, including for greater certainty, ensuring that if any equity-based compensation plan is subject to shareholder approval, and that such approval is sought; (iv) periodically surveying the executive compensation practices of other comparable companies; (v) establishing and ensuring the satisfaction of performance goals for performance-based compensation; (vi) annually reviewing and approving the annual base salary and bonus targets for the senior executives of the Company, other than the CEO; (vii) reviewing and approving annual corporate goals and objectives for the CEO and evaluating the CEO’s performance against such goals and objectives; (viii) annually reviewing and approving, based on the CC’s evaluation of the CEO, the CEO’s annual base salary, the CEO’s bonus, and any stock option grants and other awards to the CEO under the Company’s compensation programs (in determining the CEO’s compensation, the CC will consider the Company’s performance and relative shareholder return, the compensation of CEOs at other companies, and the CEO’s compensation in past years); and

(ix) review the annual report on executive compensation required to be prepared under applicable corporate and securities legislation and regulation including the disclosure concerning members of the CC and settling the reports required to be made by the CC in any document required to be filed with a regulatory authority and/or distributed to shareholders.

The Compensation Committee has engaged Compensia to conduct a Peer Group review that was prepared with the input of the CEO. A draft Peer Group was circulated and the CEO felt it was appropriate. Compensia has given guidance to the Compensation Committee with respect to appropriate comparative terms for its incentive stock option plan and a comparative salary review of various positions relative to the Peer Group. The Compensation Committee will utilize the comparative reviews to assist in making appropriate recommendations.

Board Committees

In addition to its responsibility for nominating directors, the CGNC also has the responsibility for monitoring corporate governance compliance and setting corporate governance policy.

The Company also has a Disclosure Committee who meet periodically, as needed, to review the Company’s material news disclosure prior to dissemination. The current members of the Disclosure Committee are Suresh Venkatesan, John O’Donnell and Chris Tsiofas by reason of their positions as CEO, Chairman of the CGNC and Chairman of the Audit Committee respectively. On February 25, 2016, the Directors, on the advice of the CGNC resolved that the CGNC be authorized as it may determine, on a case by case basis, to add a supplemental member to the Committee as a subject matter expert, depending on the nature of the disclosure, to ensure the appropriateness of the disclosure.

As the directors are actively involved in the operations of the Company, the Board has determined that additional committees, other than the AC, the CGNC and the CC, are not necessary at this stage of the Company’s development.

Assessments

The Board annually, at such times as it deemed appropriate, reviewed the performance and effectiveness of the Board, the directors and its committees to determine whether changes in size, personnel or responsibilities are warranted. To assist in its review, the Board conducted informal surveys of its directors, received reports from the CGNC on its assessment of the functioning of the Board and reports from each committee respecting its own effectiveness.

Audit Committee

A)   THE AUDIT COMMITTEE'S CHARTER

The current Audit Committee Charter was put in place on December 14, 2007, a copy of which can be found in Appendix “A” and has been reviewed periodically since that time.

B)   COMPOSITION OF THE AUDIT COMMITTEE

The following are the current members of the Committee:

	Independent /	Financially literate / Not
Name	Not independent (1)	Financially literate (1)
Chris Tsiofas	Independent	Financially literate
David E. Lazovsky	Independent	Financially literate
Mohandas Warrior	Independent	Financially literate

(1) As defined by National Instrument 52-110 ("NI 52-110").

C)   RELEVANT EDUCATION AND EXPERIENCE

The education and experience of each Audit Committee member that is relevant to the performance of his responsibilities are as follows:

Chris Tsiofas, the Chairman of the Audit Committee, holds B. Comm. from the University of Toronto. He has been a member of the Institute of Chartered Accountants of Ontario since 1993 and also a member of the Canadian Tax Foundation. He is a Partner with Myers Tsiofas Norheim LLP.

David E. Lazovsky holds a B.S. in mechanical engineering from Ohio University. He is the founder of Intermolecular and served as the company’s President and Chief Executive Officer and as a member of the board of directors from September 2004 to October 2014. Prior to founding Intermolecular, Mr. Lazovsky held several senior management positions at Applied Materials.

Mohandas Warrior has been the President & CEO of Alfalight, Inc. since 2004 – a high power diode laser company which serves military and industrial customers. Mohan is a 30+ year semiconductor industry veteran with 15 years of experience at Motorola Semiconductors where he held senior executive responsibilities in engineering and operations. Following Motorola, he successfully launched two venture-backed companies in Austin, Texas. He was a founding charter member of the Austin chapter of TiE and served on the Texas Higher Education Panel. He has also served on the Electronics Materials panel of the National Science Foundation and has been an invited speaker/panelist to many semiconductor forums. He serves on the Boards of several opto-electronic and technology companies. Mohan’s academic credentials include a BS in Chemical Engineering from IIT Delhi, a MS in Chemical Engineering from Syracuse University and an MBA from the Kellogg School of Management at Northwestern University.

All members have an understanding of the accounting principles used by the Company to prepare its financial statements and have an understanding of its internal controls and procedures for financial reporting.

D)   AUDIT COMMITTEE OVERSIGHT

At no time since the commencement of the Company's most recently completed financial year was a recommendation of the Committee to nominate or compensate an external auditor not adopted by the Board of Directors.

E)   RELIANCE ON CERTAIN EXEMPTIONS

At no time since the commencement of the Company's most recently completed financial year has the Company relied on the exemption in Section 2.4 of NI 52-110 (De Minimis Non-audit Services), or an exemption from NI 52-110, in whole or in part, granted under Part 8 of NI 52-110.

F)  PRE-APPROVAL POLICIES AND PROCEDURES

The Committee has adopted specific policies and procedures for the engagement of non-audit services as described above in paragraph 7 (e) of the Audit Committee Charter.

G)   EXTERNAL AUDITORS SERVICE FEES (BY CATEGORY)

The aggregate fees billed by the Company's external auditors for each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
December 31, 2014 (1)	$59,000	nil	nil	$10,000
December 31, 2015 (1)	$69,000	nil	nil	$ 8,850

(1)      The fees include those for the subsidiaries of the Company, since the audits were completed by the same firm.

Expectations of Management

The Board expects Management to operate the business of the Company in a manner that enhances shareholder value and is consistent with the highest level of integrity. Management is expected to execute the Company's business plan and to meet performance goals and objectives.

PARTICULARS OF OTHER MATTERS TO BE ACTED UPON

The Company is seeking shareholders’ approval for: (a) amendments to the Company’s Stock Option Plan.

A)     Approval of Stock Option Plan

Introduction

On June 12, 2015, Shareholders of the Company approved the 2015 Plan whereby the number of Shares (the “Fixed Number”) issuable under the Plan had been increased to 36,326,000, representing 20% of the issued and outstanding shares of the Company at the time approved by the directors.

The full text of the 2015 Plan is available from the Company’s website and also from SEDAR website as “Other Securityholder Document”.

On November 10, 2015, the directors resolved to increase the Fixed Number of shares reserved for issuance under the Company’s Stock Option Plan to such number equal to 20% of the issued and outstanding shares of the Company on the day prior to the Meeting, subject to shareholder and TSXV approval. (the “2016 Plan”). All other terms and conditions remain unchanged. As at May 24, 2016 were 217,758,337 Shares of the Company issued and outstanding. If that amount remains unchanged between now and the day before the Meeting, the Fixed Number issuable under the Plan will be increased to 43,551,667, an increase of 7,225,667 Shares reserved for issuance under the Plan.

To be effective, the Company must obtain approval of a simple majority of the shareholders at the Meeting, to the increase in the number of options, but excluding insiders and their associates, (the "disinterested shareholders") with respect to the adoption of the 2016 Plan. For the purposes hereof, an "Insider" is a director or senior of the Company, a director or senior officer of a company that is itself an Insider or subsidiary of the Company, or a person whose control, or direct or indirect beneficial ownership, or a combination thereof, over securities of the Company extends to securities carrying more than 10% of the voting rights attached to all the Company's outstanding voting securities.

Text of Resolution

Accordingly, at the Meeting, shareholders will be asked to pass an ordinary resolution in the following form:

RESOLVED to:

(a)   approve the amendment of the Company’s stock option plan pursuant to which the Board of Directors may, from time to time, grant stock options to directors, officers, employees and consultants of the Company and its subsidiaries (the "Plan") as follows:

(i)    to increase the number of common shares of the Company reserved for issuance under the Plan (the “Fixed Number”) from 36,326,000 to the greater of 43,551,667 or 20% of the number of issued and outstanding common shares of the Company at the close of business on the day prior to the day of the Meeting; and

(b) (with all Interested Parties abstaining from voting) to approve the adoption of the 2016 Plan incorporating the aforesaid amendment providing for the grant of the increased number of options under the Plan and under all other previously established share compensation arrangements.

Recommendation of Directors

The Board recommends that the holders of Common Shares vote in favour of the amendments to the Plan and the adoption of the 2016 Plan. Unless otherwise instructed, the persons named in the accompanying Proxy (provided the same is duly executed in their favour and is duly deposited) intend to vote FOR the approval of the Stock Option Plan.

ADDITIONAL INFORMATION AND DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the securities commissions or similar regulatory authority of Ontario, Quebec, British Columbia and Alberta are specifically incorporated by reference into, and form an integral part of, this Information Circular: (i) the financial statements for the year ended December 31, 2015, (ii) the report of the auditors thereon, (iii) the related management’s discussion and analysis (MD&A), (iv) the Form 20-F filed on EDGAR as well as on the SEDAR website which constitutes the Company’s Annual Information Form, and (v) any other documents referred to herein which are filed including:

a.        Code of Conduct;

b.        Disclosure Policy;

c.        Securities Trading Policy;

d.        CGNC Charter;

e.        Compensation Committee Charter;

f.         Fraud and Embezzlement Policy; and

g.        Whistleblower and Protected Disclosure Policy

Shareholders may contact the Company at Suite 1107, 120 Eglinton Avenue East, Toronto, Ontario M4P 1E2 to request copies of these documents or download them from the SEDAR website at <www.sedar.com>.

Additional information relating to the Company is also available on SEDAR or from the Company’s website at <www.poet-technologies.com>.

OTHER MATTERS

Management of the Company is not aware of any other matter to come before the Meeting other than as set forth in the notice of Meeting. If any other matter properly comes before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares represented thereby in accordance with their best judgment on such matter.

DATED this 24th day of May, 2016.

APPROVED BY THE BOARD OF DIRECTORS

(signed) “Suresh Venkatesan”, CEO

APPENDIX “ A”

POET TECHNOLOGIES INC. (the “Company”)
THE AUDIT COMMITTEE'S CHARTER

1.   Composition

The AC comprises three (3) or more directors as determined by the Board, each of whom shall be unrelated non-executive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. The Board shall appoint one of the members of the AC as chairperson. Such appointment will be for a one (1) year term and will be ratified by the full Board. Each AC member must be, or must become, within a reasonable period of time after appointment, "financially literate," which qualification shall be determined by the Board. In addition, at least one (1) AC member shall have accounting or related financial management background/experience.

2.   Authority

The AC may, at its own initiative or at the request of the Board, investigate any activity of the Company. All employees are directed to co-operate as requested by members of the AC. The AC is empowered to retain persons having special competence as necessary to assist the committee in fulfilling its responsibility.

3.   Responsibility

The AC is to serve as a focal point for communication between non-committee directors, the independent (external) auditors and the Company’s Management Team as their duties relate to financial accounting, reporting, and controls. The AC is to assist the Board in fulfilling its fiduciary responsibilities as to accounting policies and reporting practices of the Company and all subsidiaries, and the sufficiency of auditing relative thereto. The AC is the Board’s principal agent in assuring the independence of the Company’s independent auditors, the integrity of financial management, and the adequacy of financial disclosures to shareholders. However, the opportunity for the independent auditors to meet with individual directors or the entire Board, as needed, is not to be restricted.

The Company’s independent (external) auditors are ultimately accountable to the AC and the Board. The AC and the Board have the ultimate authority and responsibility to select, evaluate, and nominate the independent (external) auditor to be proposed for any shareholder approval; and where appropriate, to replace the Company’s independent (external) auditors.

4.   Meetings

The AC is to meet at least four (4) times per fiscal year or as many additional times as the committee deems necessary.

5.   Attendance

A majority of the members of the AC must be present at all committee meetings and every effort should be made to hold meetings with all members present. As necessary or desirable, the chairperson may request that members of the Company’s Management Team and representatives of the independent (external) auditors be present at meetings of the committee.

6.   Minutes

Minutes of each AC meeting are to be prepared summarizing the matters discussed.

7.   Specific Mandate/Duties

a)	Inform the independent (external) auditors and Management Team that the independent (external) auditors and the members of the AC may communicate with each other at any time.

b)	Review with the CEO, CFO and independent (external) auditors, the Company’s policies and procedures to reasonably assure the adequacy of internal accounting and financial reporting controls.

c)	Have familiarity with the accounting and reporting principles and practices applied by the Company in preparing its financial statements and make, or cause to be made, all necessary inquiries of the Management Team and the independent (external) auditors concerning established standards of corporate conduct and performance and any deviations therefrom.

d)	Review, prior to the annual audit, the scope and general extent of the independent (external) auditor’s audit examinations. The auditors’ fees are to be arranged with the Management Team and annually summarized for the AC’s review and approval.

e)	Review with the Company’s Management Team the extent of non-audit services planned to be provided by the independent (external) auditors in relation to the objectivity needed in the audit.

f)	Review with the Company’s Management Team and the independent (external) auditors, upon completion of their audit, financial results and MD&A at year end, together with any related press releases, prior to filing or distribution.

g)	Evaluate the cooperation received by the independent (external) auditors during their audit examination, including their access to all requested records, data and information, and also inquire of the independent (external) auditors whether there have been any disagreements with the Company’s Management Team, which if not satisfactorily resolved would have caused the independent auditors to issue a non-standard report on the Company’s financial statements. Elicit the comments of the Management Team regarding the responsiveness of the independent auditors to the Company’s needs.

h)	Recommend to the Board whether, based on the reviews and discussions referred to above, the annual financial statements and any related MD&A should be included in the Company’s Annual Report filed on SEDAR, distributed to shareholders and otherwise released.

i)	Review with the Company’s Management Team and the independent (external) auditors (if required or determined necessary by the AC), interim financial results and MD&A, together with any related press releases, prior to filing or distribution.

j)	Recommend to the Board whether, based on the reviews and discussions referred to above, the interim financial statements and any related MD&A should be filed on SEDAR, distributed to shareholders and otherwise released.

k)	Discuss with the independent (external) auditors and the Company’s Management Team the quality of the Company’s financial and accounting personnel and any relevant recommendations the independent auditors (external) may have.

l)	Discuss any significant changes to the Company’s accounting principles and any items required to be communicated to the independent (external) auditors.

m)	Review and reassess the adequacy of the AC’s Charter at least annually and submit this same to the Board for approval.

n)	Ensure that the independent (external) auditors submit, on a periodic basis to the AC, a formal written statement delineating all relationships between the independent auditors and the Company, actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors, and recommend that the Board take appropriate action in response to the independent auditors’ report to satisfy itself of the auditors’ independence.

o)	Recommend to the Board the retention or replacement of the independent auditors.

p)	Review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and former independent (external) auditors of the Company.

q)	Apprise the Board, as necessary, through minutes and special presentations of significant developments in the course of performing the above duties.

r)	Approve capital expenditures at levels up to the maximum amount of the AC’s authority as determined by the Board from time to time. Any decisions made by the AC will be reported to the full Board and ratified at its next meeting.

s)	Recommend to the Board any appropriate extensions or changes in the duties of the AC.

t)	Establish and monitor procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or audit matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The AC shall review periodically with the Company’s Management Team these procedures and any significant complaints received.